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                                                                   Exhibit 23(a)

                 [Arthur Andersen LLP Letterhead]




                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated February 13, 1998 included in The Cleveland Electric Illuminating Company's Form 10-K for the year ended December 31, 1997 and to all references to our Firm included in this registration statement to register $125 million principal amount of The Cleveland Electric Illuminating Company's First Mortgage Bonds, 6.86% Series A due 2008.



ARTHUR ANDERSEN LLP



Cleveland, Ohio,
  February 23, 1999.